Exhibit 7

EXECUTION VERSION

SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT (this “Agreement”) is entered into as of November 19, 2023 by and among ProKidney Corp., a Cayman Islands exempted company (the “Company”), and SC PIPE Holdings LLC and SC Master Holdings, LLC, shareholders of the Company (together, the “Selling Shareholders”).

Background

A. The Selling Shareholders beneficially own an aggregate of 7,256,367 Class A ordinary shares of the Company, par value $0.0001 per share (the “Ordinary Shares”), as set forth in this Agreement.

B. The Selling Shareholders wish to sell to the Company, and the Company wishes to repurchase from the Selling Shareholders, all Ordinary Shares held by the Selling Shareholders as of the date hereof upon the terms and conditions provided in this Agreement (the “Repurchase”).

C. The Company intends to use cash on its balance sheet to complete the Repurchase.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Share Repurchase Agreement

1. Repurchase.

(a) Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Selling Shareholders shall sell to the Company, and the Company shall purchase, acquire and accept from the Selling Shareholders, an aggregate of 7,256,367 Ordinary Shares (the “Repurchase Shares”) for a purchase price per share of $1.309 (the “Per Share Purchase Price”).

(b) The closing of the sale of the Repurchase Shares (the “Closing”) shall take place at the offices of Davis Polk &Wardwell LLP, 450 Lexington Avenue, New York, NY 10017, by telephonic meeting on such date or at such other time and place as may be agreed upon by the Company and the Selling Shareholders. At the Closing, the Selling Shareholders shall transfer to the Company all of their right, title and interest in the Repurchase Shares and instruct the Company and the registered office to update the Register of Members to reflect the repurchase of the Repurchase Shares in accordance with this Agreement, and the Company agrees to deliver to the Selling Shareholders by wire transfer of immediately available funds that the Selling Shareholders shall designate in writing at least two business days prior to the Closing the Per Share Purchase Price multiplied by the number of Repurchase Shares being sold by the Selling Shareholders (the “Aggregate Purchase Price”). Any allocation (including designation of accounts) of the Aggregate Purchase Price among the Selling Shareholders shall be the sole responsibility of the Selling Shareholders and the Company shall be entitled to rely on any such allocations (including designation of accounts) and shall have no liability to any Selling Shareholders or other person for any payment made or other action taken in reliance on any such allocations (including designation of accounts).

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Selling Shareholders that:

(a) The Company is an exempted company duly incorporated and validly existing under the laws of the Cayman Islands. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

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(c) The compliance by the Company with this Agreement and the consummation of the transactions herein contemplated will not conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its subsidiaries or constitute a default under (i) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) any provision of the Amended and Restated Memorandum and Articles of Association of the Company or organizational documents of the Company’s subsidiaries or (iii) any act, statute, law, order, rule, regulation, judgment or decree of any court, regulatory body, administrative agency or governmental agency or body, arbitrator or other authority having jurisdiction over the Company or any of its subsidiaries or any of their properties; except, in the case of clauses (i) and (iii), as would not impair in any material respect the consummation of the Company’s obligations hereunder or reasonably be expected to have a material adverse effect on the financial position, Shareholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as will have been obtained or made as of the date of this Agreement; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of its obligations under this Agreement, including the consummation by the Company of the transactions contemplated by this Agreement.

(d) The Company will have as of the Closing sufficient cash available to pay the Aggregate Purchase Price to the Selling Shareholders on the terms and conditions contained herein.

3. Representations of the Selling Shareholders. In connection with the transactions contemplated hereby, the Selling Shareholders represent and warrant to the Company that:

(a) The Selling Shareholders are duly organized or formed and validly existing under the laws of their state of organization or formation.

(b) All consents, approvals, authorizations and orders necessary for the execution and delivery by the Selling Shareholders of this Agreement and for the sale and delivery of the Repurchase Shares to be sold by the Selling Shareholders hereunder, have been obtained, except for such consents, approvals, authorizations and orders as would not impair in any material respect the consummation of the Selling Shareholders’ obligations hereunder; and the Selling Shareholders have full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Repurchase Shares to be sold by the Selling Shareholders hereunder.

(c) This Agreement has been duly authorized, executed and delivered by the Selling Shareholders and constitutes a valid and binding agreement of the Selling Shareholders, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d) The sale of the Repurchase Shares by the Selling Shareholders hereunder and the compliance by the Selling Shareholders with all of the provisions of this Agreement and the consummation of the transactions contemplated herein (i) will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Selling Shareholders are parties or by which the Selling Shareholders are bound or to which any of the property or assets of the Selling Shareholders are subject, (ii) nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Selling Shareholders or any of their properties or assets; except in the case of clauses (i) or (ii), for such conflicts, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Selling Shareholders’ abilities to perform their obligations hereunder.

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(e) The Selling Shareholders are the beneficial owners of the Repurchase Shares, as applicable, to be sold by the Selling Shareholders hereunder free and clear of all liens, encumbrances, equities and claims (other than pursuant to securities laws or as otherwise referenced in agreements between the Selling Shareholders and the Company), and upon sale and delivery of, and payment for, such securities, as provided herein, the Company will own the securities, free and clear of all liens, encumbrances, equities and claims whatsoever.

 (f) The Selling Shareholders have received all information they consider necessary or appropriate for deciding whether to consummate the Repurchase. The Selling Shareholders have had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Repurchase Shares and the business and financial condition of the Company, and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to them or to which they had access. The Selling Shareholders have had the opportunity to discuss with their tax advisors the consequences of the Repurchase. The Selling Shareholders have not received, nor are they relying on, any representations or warranties from the Company other than as a provided herein, and the Company hereby disclaims any other express or implied representations or warranties with respect to itself.

4. Termination. This Agreement may be terminated by mutual written consent of the Company and the Selling Shareholders.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via email (receipt of which is confirmed) to the recipient. Such notices, demands and other communications will be sent to the addresses indicated below:

To the Company:

ProKidney Corp.

2000 Frontis Plaza Blvd.

Suite 250

Winston-Salem, NC 27103

Attention: Todd C. Girolamo

E-mail Address: Todd.Girolamo@prokidney.com

With a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Richard D. Truesdell

E-mail Address: richard.truesdell@davispolk.com

To the Selling Shareholders:

c/o SC Master Holdings, LLC

506 Santa Cruz Avenue, Suite 300
Menlo Park, CA 94025

Attention: Chief Financial Officer

E-mail Address: finance@socialcapital.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of six (6) months.

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(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary hereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

 (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(e) Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Selling Shareholders and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f) No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g) Governing Law; Jurisdiction. The Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in Manhattan, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in such courts, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement or the Company’s business or affairs in any other court, tribunal, forum or proceeding. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

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  (j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Selling Shareholders and the Company. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. No failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company and the Selling Shareholders shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(l) Expenses. Each of the Company and the Selling Shareholders shall bear its own respective expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(m) Interpretation. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Share Repurchase Agreement as of the date first written above.

PROKIDNEY CORP.

By:	/s/ James Coulston
Name: James Coulston
Title: Chief Financial Officer

SC PIPE HOLDINGS LLC
By: SC Master Holdings, LLC, its sole member
By: Social Capital Group LLC, its sole member

By:	/s/ Connor Nowinski
Name: Connor Nowinski
Title: Chief Financial Officer

SC MASTER HOLDINGS, LLC
By: Social Capital Group LLC, its sole member

By:	/s/ Connor Nowinski
Name: Connor Nowinski
Title: Chief Financial Officer

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